Exhibit 10.5

AON HEWITT PERFORMANCE PROGRAM

Overview

This Program has been adopted by the Committee as a sub-plan to the Stock Plan, effective as of January 1, 2011.  The Program is intended to provide a unifying and motivating long-term wealth-building program for the key members of the Aon Hewitt leadership team.

Performance Cycle

The Program covers a three-year performance cycle that begins on January 1, 2011 and ends on December 31, 2013 (“Performance Cycle”).

Eligibility

As recommended by the Aon Hewitt management team, and as further recommended by Aon’s Chief Executive Officer and approved by the Committee, key leaders of the newly combined Aon Hewitt organization are eligible to participate in the Program.

Participation

The Committee will approve in writing no later than May 31, 2011 the identity of the participants eligible to participate in the Program and each participant’s Award, denominated as described herein either in US dollars or number of target Performance Share Units.  Those participants so identified by May 31, 2011 shall be eligible to participate in the full Performance Cycle, retroactive to January 1, 2011.

If a participant is no longer considered a key leader for Aon Hewitt, but the participant’s employment with Aon or any of its subsidiaries has not terminated, the participant’s Award under the Program shall be unaffected by the change in status.

Award Components - Performance Share Units

At the outset of participation in the Program, each participant will receive 100% of his or her Award “value” as target Performance Share Units of the Company’s common stock.  In the event the Committee denominates a participant’s Award in US dollars, versus specifying the number of target PSUs awarded, the number of target Performance Share Units will be derived by dividing the US dollar value of the Award by the Fair Market Value of a share of the Company’s common stock on the Grant Date of the Performance Share Units, and rounding to the nearest whole share.

Rules Applicable to Performance Share Units

1.             The participant will be granted a Performance Award Certificate at the outset of his or her participation in the Program.  The certificate will set forth the number of target Performance Share Units granted to the participant. The participant must sign and return to the Company the certificate to indicate that he or she agrees to be bound by the provisions of the Program.  Failure to return a signed certificate to the Company will result in forfeiture of the Performance Share Units.

2.             The Performance Share Units will be earned and will convert to fully vested shares of the Company’s common stock on of the Settlement Date, subject to the satisfaction of the performance criteria and other conditions set forth herein.

3.             The payout resulting from the vesting of Performance Share Units will be determined based on the cumulative adjusted three-year Segment PTI over the Performance Cycle as compared to the target cumulative three-year Segment PTI, as set forth herein.

4.             Payouts will range from 0% to 200% of the number of target Performance Share Units awarded.

5.             For achievement above threshold level only, the Performance Share Units will settle in shares of the Company’s common stock issued under, and subject to, the limitations of the Stock Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee; provided that the Participant is employed with Aon or any of its subsidiaries on the Settlement Date and is not serving out any portion of a notice period at such time.

6.             The payout in shares will take place in the calendar year following the end of the Performance Cycle.  However, in no event will the Award be settled later than two and one-half months after the end of the calendar year to which such Award relates.

7.             The Company will have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares by the number of shares determined by dividing the amount of withholding required by the Fair Market Value of a share of the Company’s common stock on the Settlement Date.

8.             The Performance Share Units are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

9.             Until the Settlement Date, the participant will not be treated as a stockholder as to those shares of the Company’s common stock relating to the Performance Share Units.  No cash payments will be provided for dividend equivalents or other distributions.

10.           If a participant’s employment with the Company terminates before the Settlement Date, the following rules will apply to the vesting of the Performance Share Units:

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Retirement or termination by Company without Cause

Performance Share Units will vest pro rata through the date of termination or Retirement, and the vested Performance Share Units will pay out in accordance with rule 6 above.  The Committee’s determination regarding the vested portion and payout will occur after the close of the Performance Cycle.  The number of units earned will be calculated based on the actual achievement of the target cumulative Segment PTI for the Performance Cycle, and then the results will be prorated as of the last full calendar quarter preceding the participant’s termination or  Retirement date, as follows:

Target Shares X (Segment PTI at end of quarter preceding date of termination/Segment PTI at end of performance period) X % of targeted units earned based on Segment PTI at end of Performance Cycle= Number of Pro-Rata Shares (e.g., [**] shares)

In the event a participant has an employment agreement with the Company or any of its subsidiaries providing for “good reason” termination, a termination of the participant’s employment for good reason will be treated in the same manner for purposes of this Program only as a termination by the Company without cause.

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Death or Total and Permanent Disability

If death or Total and Permanent Disability occurs in the first or second calendar years of the Performance Cycle, the Performance Share Units will become immediately vested at the target award level and the vested Performance Share Units will pay out as soon as administratively feasible following such death or disability.  If death or Total and Permanent Disability occurs in the third calendar year of the Performance Cycle, the Performance Share Units will become vested at the greater of (i) the target award level or (ii) the number of units earned based on the actual achievement of the cumulative Segment PTI for the entire Performance Cycle, and the vested Performance Share Units will pay out in accordance with rule 6 above.

Voluntary Resignation	Performance Share Units will be forfeited in their entirety.

Termination by Company for Cause	Performance Share Units will be forfeited in their entirety.

Termination due to Change in Control

If a successor to the Company assumes and continues this Program substantially in its current form after a Change in Control, the Performance Share Units will be subject to the following rules:

(1) if the participant’s employment is terminated by the Company without Cause after the Change in Control but prior to the end of the first year of the Performance Cycle, the participant will become immediately vested in the greater of 50% of the target Performance Share Units or the number of units that would be earned based on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the participant’s termination date, and the vested Performance Share Units will pay out in accordance with rule 6 above. For example, if cumulative Segment PTI is $[**] million, no payout is generated from the schedule outlined below and therefore, 50% of award will be earned because this is the minimum payout as described herein.  As another example, if cumulative Segment PTI is $[**] million, 75% of award is earned under schedule outlined below because this is greater than the 50% payout minimum; or

(2) if the participant’s employment is terminated by the Company for Cause, by the participant in a voluntary resignation, or by reason of the participant’s death or Total and Permanent Disability, or if the participant’s employment is continued through at least the end of the Performance Cycle, the rules of the Program shall continue to apply to the Performance Share Units as if the Change in Control had not occurred.

If the successor to the Company does not assume and continue this Program substantially in its current form, the Performance Share Units shall become immediately vested at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the effective date of the Change in Control, and the vested

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Performance Share Units will pay out in accordance with rule 6 above.

11.           Notwithstanding the rules set forth in paragraph 10 above, in the event an employment agreement or other binding arrangement between a participant and the Company provides (a) for more favorable vesting of performance share units upon termination of employment or (b) an alternate definition (such as “cause” or “retirement”), the provisions of such employment agreement or arrangement will control if such provisions are approved by the Committee on or before the Grant Date.

12.           The time and form of payment of Performance Share Units will be made as described herein, provided that with respect to any payment upon the participant’s “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the participant is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the participant’s death or the date that is six months and one day following the participant’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this section will be paid to the participant in accordance with the rules above.  For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

13.           The time or schedule of any payout of Performance Share Units pursuant to the terms of the Program may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

Performance Measure for Performance Share Units

The performance measure for the Performance Share Units will be cumulative adjusted three-year Segment PTI for Aon Hewitt for the Performance Cycle, for which the Committee has established a performance goal of $[**] million.

Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination shall be final and binding.  Performance Share Units will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed a minimum cumulative adjusted three-year Segment PTI of $[**] million, and the actual payout for performance will be calculated as follows:

2011-2013 Cumulative Adjusted Segment PTI	% of Targeted Units Earned
$[**] million	50%
$[**] million	75%
$[**] million	100%
$[**] million	125%
$[**] million	150%
$[**] million	175%

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

$[**] million	200%

The Performance Share Units will pay out linearly between each set of data points. For example, where Cumulative Adjusted Segment PTI is $[**] million, the calculation would be:

[ ($[**] - $[**] )	/	( $[**] — $[**]) ]	X 25%	+ 125%	= 135%
The actual cumulative adjusted Segment PTI less next lowest defined data point		To calculate basis for penetration in the full range above the actual lowest data point achieved	Multiplied by the full spread of the corresponding range (150% - 125% in this case)	The achievement for the next lowest defined data point	Resulting calculation with decimal places truncated (not rounded)

Adjustments to Performance Measures or Results

The Committee will make appropriate adjustments to the target cumulative three-year Segment PTI or the Segment’s actual results on account of: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of natural or man-made disasters (e.g. Word Trade Center); hyperinflation (e.g. >15%); change in statutory tax rates/regulations; charges from Board-approved restructuring programs; results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items, as defined by GAAP; and change in Hewitt deal synergy allocations to other business units of Aon.  With regard to the last adjustment noted, the principle is to hold the Program accountable for achieving total deal synergies, but not penalize their Program performance if allocations of deal synergies to other business units are higher or lower than expected.  Furthermore, any additional synergies achieved in excess of deal synergy targets should benefit Program performance and any shortcomings to total deal synergies will be held accountable to Program performance, regardless of any changes in synergy allocations.

For example, if deal synergies of $[**]M are achieved and $[**]M is allocated to other Aon business units, then $[**]M will be added to the Aon Hewitt Segment PTI as an adjustment to true-up the change in allocation (the inverse will also be true), so there will be no impact from the change in allocation amount.  If Aon Hewitt achieves $[**]M more than the $[**]M synergies, their performance against the Program will improve by $[**]M, regardless of changes in allocations.  If Aon Hewitt achieves $[**]M less than the $[**]M synergies, their performance against the Program will decline by $[**]M, regardless of changes in allocations.  Please refer to the attached Exhibit X for examples of all the scenarios.

The form and manner of any such adjustment shall be at the sole discretion of the Committee.  Any such adjustment recommended by the Company’s management will be subject to the prior approval of Aon’s Chief Financial Officer and/or Controller.  By way of example, the following events will not require adjustment:  change in accounting estimate; gained/lost pre-tax income from sold/acquired businesses that represent less than 5% of total pre-tax income; inflation;

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

general tax developments; litigation costs; effects of repaying or issuing debt; effects of share buyback/issue; effects of pension plan funding; changes in benefit/incentive plans; or normal currency/interest rate fluctuations.

Administration

It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the participant.  The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals; provided, however, that the Committee shall not delegate its authority with respect to the participation of any officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.  The Company shall, as necessary, adopt conforming amendments to this Program as are necessary to comply with Code Section 409A.

General Provisions

All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

This Program constitutes a legal document which governs all matters involved with its interpretation and administration and superseded any writing or representation inconsistent with its terms.

All employees that participate in this Program will agree to keep their compensation arrangement confidential.

Reservation and Retention of Company Rights

The selection of any employee for participation in this Program will not give that participant any right to be retained in the employ of the Company.  No employee will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.

Stock Plan Controls

Except as specifically provided in this Program, in the event of any inconsistency between this Program and the Stock Plan, the Stock Plan will control, but only to the extent such Stock Plan provisions do not violate the provisions of Code Section 409A.

Code Section 409A

The Company intends that this Program and the Awards granted hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Committee intends to administer the Program so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through any

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the participant from the obligation to pay any taxes pursuant to Code Section 409A.

Definitions

Aon:  Aon Corporation, a Delaware corporation.

Aon Hewitt:  Aon Hewitt, a global business unit of Aon Corporation.

Cause:  as determined in the sole discretion of the Committee, means the participant:  (A) performing an act of dishonesty, fraud, theft, embezzlement or misappropriation involving the participant’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the participant; (C) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct and the Aon Code of Ethics; or (D) performing an act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the participant or a criminal conviction of the participant (other than a conviction of a minor traffic violation).

Change in Control:  means the first to occur of the following:  (1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)           the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)           the consummation of a plan of complete liquidation or dissolution of the Company.

Code Section 409A: Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

Committee:  the Organization and Compensation Committee of the Company’s board of directors.

Company or Aon:  Aon Corporation, a Delaware corporation, and its subsidiaries.

Fair Market Value: as of any date, the per share value of the Company’s common stock as determined by using the closing price of such stock as reported by the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the stock was not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and the common stock of the Company was traded).

Grant Date:  the date the award of PSUs to a participant under this Program is approved in writing by the Committee.

Program:  the Aon Hewitt Performance Program, effective as of January 1, 2011.

Retire or Retirement: a voluntary termination of employment at or after the participant’s 55th birthday.

Segment PTI:  the annual pretax income from ongoing operations for the Aon Hewitt Segment of Aon.  The Committee has the sole discretion to approve an adjustment to Segment PTI, in accordance with the adjustment criteria set forth herein.

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Settlement Date:  the date that the Committee determines whether the performance criteria applicable to the PSUs were achieved or exceeded and determines the payout to participants in the form of shares of Aon Corporation common stock.  The Settlement Date shall occur as soon as practicable following the close of the Performance Cycle.

Stock Plan:  the 2001 Aon Stock Incentive Plan, as amended and re-approved by the Company’s stockholders at the 2006 annual meeting of stockholders.

Total and Permanent Disability:  for (a) US employees, entitlement to long-term disability benefits under the Company’s program, as amended from time to time and (b) non-US employees, as established by applicable Company policy or as required by local law or regulations.

If a term is used but not defined, it has the meaning given such term in the Stock Plan.

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT X

	Deal Synergies Achieved									[**]
2013 Examples	AHPP Baseline			Low Allocations			High Allocations
Total Deal Synergies	$	[**]		$	[**]		$	[**]
Synergies Allocated to Other BUs	$	([**]	)	$	([**]	)	$	([**]	)
Net Synergies to AH	$	[**]		$	[**]		$	[**]
Adjustment for Allocations				$	([**]	)	$	[**]
Adjusted Net Synergies to AH	$	[**]		$	[**]		$	[**]
Impact on AHPP Performance				$	[**]		$	[**]

	Higher Deal Synergies									[**]
2013 Examples	Low Allocations			Baseline Allocations			High Allocations
Total Deal Synergies	$	[**]		$	[**]		$	[**]
Synergies Allocated to Other BUs	$	([**]	)	$	([**]	)	$	([**]	)
Net Synergies to AH	$	[**]		$	[**]		$	[**]
Adjustment for Allocations	$	([**]	)				$	[**]
Adjusted Net Synergies to AH	$	[**]		$	[**]		$	[**]
Impact on AHPP Performance	$	[**]		$	[**]		$	[**]

	Lower Deal Synergies									[**]
2013 Examples	Low Allocations			Baseline Allocations			High Allocations
Total Deal Synergies	$	[**]		$	[**]		$	[**]
Synergies Allocated to Other BUs	$	([**]	)	$	([**]	)		$(110)
Net Synergies to AH	$	[**]		$	[**]		$	[**]
Adjustment for Allocations	$	([**]	)				$	[**]
Adjusted Net Synergies to AH	$	[**]		$	[**]		$	[**]
Impact on AHPP Performance	$	([**]	)	$	([**]	)	$	([**]	)

**  Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.